EXHIBIT 4.1

                                Interactive Data
                           FINANCIAL TIMES Information
             100 William Street, 15th Floor, New York, NY 10038 USA
                    Tel: (212) 269-6300 Fax: (212) 771-6445


October 28, 1999


Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


Re: Van Kampen Focus Portfolios Insured Income Trust, Series 75 (A Unit Investment Trust) Registered Under the Securities Act of 1933 File No. 333-89349

Gentlemen:

         We have examined the Registration Statement for the above captioned Fund. We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

         You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President